USA Mobility, Inc. Investor Conference Call
March 8, 2007
11:00 a.m. Eastern Time

Operating Results for the 4th Quarter and Year Ended December 31, 2006

Operator: Good morning and welcome to USA Mobility’s Fourth Quarter and Year-end Investor Conference Call. Today’s call is being recorded. Online today we have Vince Kelly, President and CEO, Tom Schilling, CFO & Treasurer, Peter Barnett, COO, Scott Tollefsen, General Counsel and Secretary; Mark Garzone, Executive Vice President of Marketing and Shawn Endsley, Controller. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.

Mr. Kelly: Good Morning. Thank you for joining us for our 4th quarter and year-end update. Before we begin, our General Counsel, Scott Tollefsen, will make a brief statement.

Mr. Tollefsen: Today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses, and income, as well as other predictive statements or plans which are dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions that the Company believes to be reasonable, based upon available information, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete, contained in our third quarter 2006 Form 10-Q and our 2005 Form 10-K and related Company documents filed with the Securities and Exchange Commission, for a description of these risks and uncertainties. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

Mr. Kelly: Thank you, Scott.

Before Tom and I update you on our fourth quarter and 2006 operating results, I wanted to let you know that we have scheduled a meeting for Investors on May 16th in New York City. Our “Investor Day”, similar to the one we hosted last August, will begin at 10:30 a.m. Eastern Time, immediately following our annual meeting of stockholders which will get under way at 10:00 a.m. Like last year, both meetings will be held at the offices of Latham & Watkins, our outside legal counsel, at 885 Third Avenue. We will announce further details of the analyst meeting at a later date, but I wanted to mention it today so you could add it to your calendar of upcoming events.

We are delighted to speak with you today regarding our 2006 operating results and what we feel was an outstanding year for USA Mobility relative to 2005. I’m pleased to report that our overall results compared favorably to our guidance and represent another solid year of progress for the Company. In the next few minutes, we will review some of the accomplishments we achieved over this past year as well as provide you with an update on our current business initiatives and expectations for 2007.

At the beginning of 2006, we established the following goals for the Company:

•	Aggressively market our existing products and services and decrease the outflow of subscriber units and revenue.

•	Improve and refine our sales and marketing initiatives, especially those surrounding our core market segments.

•	Aggressively reduce operating expenses without negatively impacting sales productivity.

•	Pursue our long-term network rationalization plan, lowering costs through use of our master site lease agreements, gaining additional savings through ongoing site vendor negotiations, and expanding our coverage footprint on our “go-to” networks.

•	Continue to run the business consistent with our Long-Term Strategic Vision as a selling and marketing company focused on serving the wireless communications needs of our customers with a variety of communications solutions while executing an efficient, profitable and free cash flow based business strategy.

I’m pleased to report that we achieved great success on these goals during 2006:

•	Subscriber trends continued to improve as our net unit losses for the year declined by 781,000 units, or 16.0 percent, from 1.1 million, or 18.1 percent, in 2005. The slowdown in net unit losses resulted in part from consecutive quarterly increases in gross pager placements, the first year we’ve experienced quarter-over-quarter gains in gross adds in many years. Gross subscriber additions increased to 169,000 in the fourth quarter from 165,000 in the third quarter, 157,000 in the second quarter and 151,000 in the first quarter. I would like to specifically thank Jim Boso, our EVP of Sales as well as our Regional Vice Presidents, Sales Managers and Account reps for a phenomenal effort in 2006.

•	Year-over-year revenue trends also improved, with the rate of revenue decline slowing to 19.5 percent in 2006 from 21.6 percent in 2005 compared to proforma 2004.

•	We significantly lowered our operating expenses — excluding depreciation, amortization and accretion — by over $102 million, or 22.3 percent, during the year compared to a 18.9% reduction in 2005 (as compared to 2004 proforma expenses), a credit to the tremendous efforts of our entire management team. A big credit for this success goes to our Chief Operating Officer, Peter Barnett, and his team of professionals for their tireless efforts over the course of the year.

•	In addition, we reduced companywide headcount by 24% during 2006. The reduction in payroll expense, coupled with slowing revenue erosion, produced another significant improvement in the Company’s operating efficiency as measured by revenue per employee.

•	Also, sales productivity has remained relatively constant throughout the year even as we have rationalized our sales force in recognition of our smaller subscriber and revenue base, with direct monthly adds per sales rep of 126 in the fourth quarter, 141 in the third quarter, 134 in the second quarter and 117 in the first quarter.

•	During 2006 we made additional progress in rationalizing our paging network by eliminating redundant locations, consolidating equipment within each site and removing excess capacity. The net result was 1,980 fewer transmitters. Total cost savings from network rationalization exceeded $24.9 million in 2006.

•	We redefined our sales and marketing strategy during the year to highlight the Company’s capability as a provider of multiple wireless services. In doing so, we reorganized and began to enhance our sales and marketing organizations while launching a corporate re-branding program to more effectively communicate the scope and depth of our service offerings beyond basic paging and two-way messaging. Under the new corporate logo and tagline, ‘One Source for Wireless,’ we’ve successfully created greater awareness of the Company’s expanded services within our customer base as well as generated considerable visibility among a wider set of potential enterprise customers.

•	We also refocused our sales and marketing goals around our core business segments of healthcare, government and large enterprises during 2006. We believe that by concentrating on these key vertical markets we can solidify existing customer relationships and leverage our accumulated knowledge of these industries – including the mission-critical nature of many businesses in these segments — to broaden our presence and create new sales and service opportunities.

•	Finally, we met our 2006 goal of generating free cash flow and returning capital to shareholders in the form of cash distributions. We paid a special distribution of $3.00 per share on July 21, 2006, representing a return of capital of $82 million to our shareholders, and we paid our first quarterly cash distribution of $0.65 per share on Dec. 7, 2006, representing a return of capital of $17.8 million. Also, we will pay our second quarterly cash distribution of $0.65 per share next Thursday, March 15.

In addition to meeting our stated goals for 2006, the Company made substantial progress during the year in numerous other areas. I’ll comment further on these and other business issues in a few minutes, but first our Chief Financial Officer, Tom Schilling, will review our fourth quarter and year-end financial results and share additional observations on our recent operating performance....

Mr. Schilling: Thanks Vince, and good morning.

After reviewing our financial performance for the fourth quarter and full-year 2006, I’ll share our financial guidance for 2007 with respect to revenue, operating expenses and capital expenses. I would note that we expect to file our 2006 Form 10-K on or before next Friday, March 16. I encourage you to read the Form 10-K, as it offers significantly more information on our business that we can possibly cover on this call.

In reviewing our results, I’ll start with the subscriber base where we continued to see improvement in our rate of erosion. The quarterly rate of unit erosion was 3.6 percent in the fourth quarter compared to 3.9 percent in the third. For 2006, our net unit loss improved to 16.0 percent compared to 18.1 percent for 2005.

We are very encouraged by consistently higher gross pager placements in each quarter of 2006. In fact, this was the first time we experienced such a sustained positive trend in gross additions in many years. Although we still expect disconnects to outpace gross additions for the foreseeable future, we believe our ability to add new business on a quarterly basis reinforces our contention that there is continuing demand for paging and wireless messaging services in today’s marketplace.

On the direct side of our business, net unit loss in the fourth quarter improved to 3.3 percent, and the annual rate of net unit loss improved to 14.0 percent. The most significant factor in our improving rate of net unit loss is the continued concentration of our customer base toward our core segments, and toward larger customers in general.

The Healthcare segment, which represents about one-third of our direct base, continued to be the most stable of our customer segments. Net unit loss in this channel was 0.4 percent in the fourth quarter a fraction of our overall direct net unit loss of 3.3 percent.

Additionally, our direct subscriber base continues to become more concentrated around larger customers with more than 1,000 units in service. These larger customers represented 43.6 percent of our total direct subscribers at the end of the fourth quarter, compared to 42.5 percent at the end of the third quarter, and 38.9 percent in the fourth quarter of 2005. While this continued concentration is the biggest driver of our improved rate of net unit loss, it is also the biggest driver of our ARPU decline. In fact this change in customer mix is responsible for nearly the entire 7 cents ARPU decline in the fourth quarter, and about half of the 48 cent year over year decline in ARPU.

On the indirect side of our business, net unit loss improved to 5.7 percent in the fourth quarter, versus 6.7 percent in the third quarter and 8.7 percent in the second quarter. The improvement in net unit losses in the fourth quarter was principally the result of a 13,000 unit, or 45 percent, increase in gross additions compared to the third quarter. This improvement was largely due to organizational changes implemented at the end of third quarter, and a rejuvenated focus on servicing this channel.

Reported revenue for 2006 was $497.7 million, compared to $618.6 million for 2005. The year-over-year rate of revenue decline was 19.5 percent in 2006 two percentage points better than the 21.6 percent revenue decline in 2005.

Reported revenue for the fourth quarter was $116.0 million, a decrease of $3.5 million, or 2.9 percent, from the third quarter. This is the smallest quarterly revenue decline we’ve experienced in both absolute terms and percentage terms since USA Mobility was established in November 2004. As I discuss the components I will highlight some of the reasons for the improved revenue result.

Paging revenue for the fourth quarter was $107.5 million, a decline of $4.6 million, or 4.1 percent from the third quarter. This is the smallest decline we’ve experienced at USA Mobility. There are two primary reasons for the improvement here. First, the improvement in net unit loss in the quarter which I just spoke about.

Second, ARPU declined just three cents per unit in fourth quarter compared to third quarter. This is a result of our continued focus on maintaining rates on a customer-by-customer basis, and targeting increases for smaller customers and certain larger resellers in the indirect channel.

Cellular Revenue for the fourth quarter was $1.9 million, an increase of 8.6 percent from the third quarter. The increase resulted from higher commission rates as unit sales were actually 8.7 percent lower in the fourth quarter. The higher commission rate was a result of our move to an exclusive relationship with Sprint Nextel, and a better sales mix of rate plans.

Product Sales, which consist of new pager sales, lost pager revenue, and Integrated Resource Management system sales, increased 11.2 percent from the third quarter. The increase was principally due to increase in lost pager revenue.

Other revenue also increased in the quarter by about $400,000 to $1.3 million. This revenue category is mostly made up of GTES, a 51 percent owned subsidiary of USA Mobility.

Turning to Operating Expenses, we continued to make excellent progress in 2006. For purposes of this call, I will first discuss operating expenses excluding depreciation, amortization and accretion; then, I will comment on those items separately.

For the full year, Operating Expenses were $357.3 million, a decrease of $102.8 million, or 22.3 percent from 2005. This marks the second consecutive year that we removed over $100 million in annual operating expenses.

Fourth quarter Operating Expenses were $85.2 million, a reduction of $16.4 million, or 16.1 percent, from the fourth quarter of 2005. As we had previously guided, the rate of expense reductions was higher in the first half of 2006, than in the last half. During 2005 and in the first half of 2006 much of the expense reductions were lower hanging fruit resulting from the integration of Metrocall and Arch. In the last half of 2006 and as we move forward expense reductions become more difficult to achieve.

Service, Rental and Maintenance expenses in the fourth quarter were $41.8 million, a reduction of 1.7 percent from the third quarter, and a decrease of 15.5 percent from fourth quarter of 2005. The cost reduction in the quarter was driven mostly by repair and maintenance costs, payroll costs, and telecommunications expense. The savings in pager repair and maintenance is largely a result of in-sourcing that function beginning in the third quarter. In the past we had outsourced the bulk of our pager repair and maintenance. We believe this will remain the lower cost option for the foreseeable future.

For the full year, SRM expense decreased $38.7 million, or 17.9 percent, to $177.1 million in 2006. Almost two-thirds of the annual expense reduction was in site rents. And, about a quarter came from reductions in telecommunications expense, with the balance coming largely from payroll.

Selling and Marketing expenses were $10.8 million in fourth quarter, and have remained relatively stable over the past eight quarters. We will continue to invest in our selling and marketing efforts as long as we see those investments pay off in the form of new gross additions. For the full year, Selling and Marketing expenses were $43.9 million, roughly flat with the $43.4 million in 2005.

General and Administrative expenses, which include customer service, inventory and other support costs, were $28.5 million in the fourth quarter, down from $31.0 million in the third quarter and $39.7 million in the fourth quarter of 2005. In the quarter, we benefited from a refund of telecommunications excise taxes from the Internal Revenue Service. The net benefit of this refund was $2.2 million in the fourth quarter.

G&A expenses were $127.9 million for the full year 2006, a reduction of $51.9 million, or 28.9 percent. About 40 percent of the annual expense reduction was fueled by payroll costs, but nearly every area of expense contributed proportionally within G&A.

Overall within SRM, Selling and Marketing, and G&A expenses, approximately 30 percent of our annual cost reductions came from payroll expenses. Headcount at year-end 2006 was 1,235 full-time equivalent employees, a decrease of nearly 24 percent from the beginning of the year.

Severance and Restructuring expenses for 2006 totaled $4.6 million, compared to $16.6 million for 2005. Severance and Restructuring expenses include severance costs associated with the reduction in our workforce and other contract terminations for real estate leases, service contracts and other leases that no longer provide a future benefit. Fourth quarter severance and restructuring expense was $3.4 million. About $.8 million represent cash expenses in the quarter, with $2.6 million for planned reductions in force over the next twelve months. The $2.6 million will become cash expense during 2007.

EBITDA, which we define as operating income plus the add-back of depreciation, amortization and accretion expense, was $140.4 million, or 28.2 percent of revenue, for 2006. This compares to EBITDA of $158.5 million, or 25.6 percent of revenue, for 2005. For the fourth quarter, EBITDA was $30.8 million, or 26.6 percent of revenue, compared to $41.8 million, or 29.2 percent of revenue, for the fourth quarter of 2005. A reconciliation from operating income to EBITDA as been provided in our earnings release.

Depreciation, Amortization and Accretion expense for 2006 was $73.3 million, and for fourth quarter was $17.2 million, which compares to $131.3 million for 2005, and $26.6 million in fourth quarter 2005. The annual reduction is driven primarily by lower depreciation expense of $48.5 million and lower amortization expense of $9.8 million. The lower depreciation expense in 2006 resulted from fully depreciated transmitter and related assets and fully depreciated pagers. The reduction in amortization expense is due to lower amortization of the acquired Metrocall subscriber list.

The large decrease in depreciation, amortization and accretion drove a $40 million increase in Operating Income to $67.1 million for 2006. Interest Income totaled $3.9 million, reflecting accumulated cash balances. Pre-Tax Income was $71.7 million. Our income tax expense was $31.5 million, resulting in Net Income for 2006 of $40.2 million, or $1.46 per share. Operating Income for the fourth quarter was $13.6 million, with Net Income of $8.3 million, or $0.30 per share.

Capital Expenses were $21.0 million for 2006, compared to $13.5 million for 2005, with the year-over-year increase due primarily to pager device purchases, which make up about 90.0 percent of our capital expenses. The fourth quarter capital expense was $6.8 million and includes $0.9 million for network vehicles.

Finally, with respect to our financial expectations for 2007, we are providing the following financial guidance, with the usual caveat that our projections are based on current trends and that those trends are always subject to change. Accordingly, we expect revenue for 2007 to be between $400 million and $410 million. Operating expenses, excluding depreciation, amortization and accretion, to be between $295 million and $300 million. And, capital expenses to range between $18 million and $20 million.

Mr. Kelly:	With that, I’ll turn it back over to Vince. Thanks, Tom.

Before we open up the call for questions, I wanted to comment briefly on several other items that may be of interest to you, including: (1) the impetus behind our shifting strategic sales and marketing focus; (2) where we stand with respect to participating in the government’s emergency preparedness programs; (3) provide a network rationalization update; and (4) give you a brief overview of our business goals for 2007.

(1)	Strategic Sales and Marketing Shift

Relative to our expectations at the beginning of 2006, we are extremely pleased with our operating performance this past year and most particularly with our ability to continue to place units into the hands of our customers. We were very encouraged to see yet another increase in our gross additions in the fourth quarter as well as solid performance all year long in our sales productivity as measured by monthly additions per rep. In addition, we were gratified to achieve a significant reduction in our operating expenses and fulfill our commitment to operate the Company with a long term, low cost operating structure. Overall, I believe our management team executed our 2006 operating plan as well as anyone could have expected. And, without question, our talented and dedicated employee workforce implemented that plan flawlessly. And once again, our team is fully committed to meeting our goals for 2007.

However, we are well aware that we have much work ahead of us as the paging sector continues to lose customers and revenues to competing wireless services that offer a variety of enhanced features with increasingly attractive pricing. Although paging still offers the distinct advantages of low cost, strength of broadcast signal, and ubiquitous network coverage, those advantages alone have not been enough to effectively stem the migration of the industry’s subscriber base.

In fact, our gross unit cancellations, while improving sequentially each quarter, have still been running high over the past year. Total gross subscriber cancellations were 404,000 or 8.3% in Q1; 360,000 or 7.8% in Q2; 337,000 or 7.6% in Q3; and 323,000 or 7.6% in Q4 for a total of 1.4 million gross disconnects in 2006. We need to work even harder this year to reduce the rate of cancellations.

USA Mobility’s management team has spent a considerable amount of time these past two years studying and evaluating industry subscriber trends, analyzing the variables – from competing services to account size to service quality to vertical market requirements — that influence both demand for paging services as well as cancellation decisions. The three major conclusions we’ve drawn from this analysis are as follows:

1.	Gross additions and productivity per sales rep will continue to be offset by higher gross unit disconnects for the foreseeable future, albeit at a slower pace, as certain subscribers continue to migrate toward other providers that offer technologically advanced wireless services.

2.	In spite of ongoing unit disconnects, USA Mobility maintains excellent relationships among our widely diverse customer base of large and small corporations and organizations located from coast-to-coast, due largely to the superior capabilities and knowledge of our sales organization and respect for the high quality of service we provide.

3.	There is clear evidence that large customers in our key vertical market segments have a significantly greater interest in continuing paging and wireless messaging services than subscribers with fewer units outside of our top three segments. In fact, the majority of our customers in healthcare, government services, and large enterprise – indicate that they are still very satisfied with paging and plan to use at least some paging services in the future.

Accordingly, over the past year we have begun shifting our sales and marketing focus to those key vertical segments where we have substantial market knowledge and where we have many long-standing customer relationships and contacts. Today, this redefined sales and marketing mission is our highest strategic priority and one that we are now aggressively pursuing. At the same time, we believe it remains vitally important for us to continue to provide ongoing sales support and quality service to our entire subscriber base – including those in non-core segments — both to minimize the overall rate of gross cancellations as well as maintain optimal levels of monthly recurring revenue.

The three key segments of healthcare, government and large enterprise made up nearly 60 percent of our direct subscriber base for the quarter ended December 31, 2006, compared with about 56 percent for the quarter ended March 31, 2006. Our subscriber and revenue mix from these segments has increased significantly due to both higher gross placements in these segments and lower gross disconnect rates relative to our other customers.
Over the course of 2006 our quarterly net rate of subscriber erosion improved each period. In the fourth quarter our rate of net subscriber losses was 3.6%. However, when we break this down to our segments we see that in the fourth quarter Healthcare lost 0.4%, Government 3.6%, Large Enterprise 2.9%, Other direct 6.4% and Indirect 5.7%. This clearly shows why we are intensely focused on these three strategic segments, particularly Healthcare as we move forward.

With respect to our vertical market focus, our overall objective is to own and manage each customer relationship through the entire revenue lifecycle. In other words, we want to create a vertically focused sales force — properly trained and equipped — that can successfully interact at the executive level of any organization and effectively position USA Mobility as “One Source for Wireless,” especially at that critical moment when an organization may contemplate alternatives to paging. We are currently in the process of enhancing the skill set of our sales force in 2007 through new training programs and in some cases additional targeted hires to help meet the challenges we face with the introduction of new and advanced technology.

In support of this evolving strategy, we’ve also: created a vertically focused marketing support function; aligned the resources of the necessary corporate disciplines around this vertical effort; created a comprehensive database to track each segment and identify unit and revenue opportunities in each; and developed and launched a portfolio of products and services targeted to individual segments. These support initiatives include everything from specialized advertising and marketing campaigns, trade show attendance and market specific promotions, use of such vertical sales channels as telesales and web sales, targeted packaging and positioning, bundling segment specific products with specialized pricing, and recruiting of vertical segment experts.

For example, to help create broader awareness of our services in the healthcare marketplace, which is our largest and most stable segment, we are now advertising in Health Data Management magazine to reach its targeted audience of key technology decision makers in IT management, healthcare administration and operations, and nursing management. We’ve also scheduled ads for other healthcare publications, including Healthcare’s Most Wired and Health Management Technology.

In addition, we recently formed an alliance with the American College of Emergency Physicians (the “ACEP”) to help increase awareness and support for USA Mobility and our portfolio of products among key hospital decision-makers and influencers. The ACEP partnership creates the opportunity for us to market both paging and cellular products directly to the organization’s 25,000 members and affiliates across the country. It also gives us exposure to a wide range of healthcare audiences through ACEP’s education, research and policy development programs – including a high-profile program to promote emergency medical preparedness for disasters.

We also recently participated in the annual conference of the Healthcare Information and Management Systems Society (HIMSS), the healthcare industry organization focused on IT and management systems. At this key healthcare industry event we displayed our messaging services along with those of 2 of our key strategic partners Vocera Communications and AmCom Software. Our goal was to reinforce our “One Source for Wireless” capability and present an integrated healthcare communications solution that is a critical component in hospital and other healthcare organizations.

Among the most effective wireless solutions we offer the healthcare market is our proprietary Private Medical Messaging Network, where we architect and deploy a private messaging network and software applications to manage messaging traffic for single site or campus environments. The USMO PMMN service brings speed, reliability, and control to critical hospital messaging. It provides nearly instantaneous, independently survivable alphanumeric messaging to code teams, trauma teams, disaster preparedness personnel, security, on-call caregivers, and any other key staff members who should never have to wait for a page.  The Private Medical Messaging Network is a solutions sale based on delivering enhanced value to the critical healthcare segment. We also offer an additional option for seamless message integration from the customer’s Private Medical Network to the wide-area USMO paging network, two-way network, or any email enabled device. This allows messages to be managed from their campus network onto our broader network seamlessly and customers to receive their messages wherever they are.

Throughout the course of the 2007, we will continue to define wireless communications solutions coupled with software applications that solve workflow and productivity issues in specific industry segments.

(2)	Government Emergency Preparedness Plans

During 2006 we also continued to make the case for the emergency response capabilities of our paging network with federal, state and local government officials through increased involvement in government affairs and legislative relations activities. We advocated fair regulatory treatment for our industry and our customers in rulemakings and other proceedings before the Federal Communications Commission. We also presented formal testimony to an FCC panel in March and to a Congressional subcommittee in July, describing the unique and significant performance advantages of paging technology versus those of landline and mobile phone providers in reacting to natural disasters and other emergencies.

In fact, to demonstrate our emergency response capabilities, as well as meet our obligations to our customer base, we deployed Emergency Response Teams and resources to key high-risk locations last August in advance of last fall’s hurricane season.

In all these activities, we refocused the attention of wireless service users on the capabilities of USA Mobility’s paging networks to provide independent back-up to broadband wireless systems and to put inexpensive, reliable wireless communications in the hands of people who lack other wireless resources. We are convinced that paging services provided by USA Mobility can help emergency responders at the federal, state, and local levels operate with greater efficiency and safety. We are working diligently to ensure that the value of our technology is recognized by government policymakers and that we can respond to the needs of those who are responsible for our nation’s important public safety programs. Ultimately, we believe that creating awareness of the value of paging among policymakers will lead to greater validation of paging and increased opportunities for use of our network.

We are in the process of developing new products and services that cater directly to the needs of our government and large enterprise segments. For example, in 2006, the company launched its First Responder Communications Network, a wireless communications solution that delivers reliable, survivable wireless communications on a fully deployed, nationwide network. This cost-effective solution can serve as primary communications or as a redundant, backup network.

In addition, to help support our government and legislative outreach efforts, we established a political action committee (or PAC) in 2006 through which employees, shareholders and others can provide the means to support the elections of federal candidates who we believe understand paging’s value and will support policies that favor our industry. We are grateful to those who have contributed to this initiative to date.

In short, by continuing our involvement in policy matters before the Congress and FCC, by repeatedly highlighting our advantages (such as low cost, reliability, and our independent infrastructure), and by demonstrating an awareness of how we can contribute to achieving the government’s goals in wireless communications, we hope to find more opportunities to sustain and increase our government and emergency response business.

(3)	Network Rationalization Update

During 2006 we continued to pursue cost efficiencies through our network rationalization plan that we began over two years ago with the merger of Arch and Metrocall. As I noted earlier, during the year we eliminated redundant locations, consolidated equipment and reduced excess capacity — yielding a net reduction of 1,980 transmitters. Cost savings from network rationalization exceeded $24.9 million in 2006. Our 2007 network rationalization plan calls for a net reduction of more than 2,200 transmitters with an additional cost savings of approximately $23 million. In addition, we expect to realize additional telecommunications and satellite savings in 2007, including the limited roll out of a new satellite service provider. A positive by product of this effort is that in many cases we are actually enhancing our network coverage and footprint. As we remove transmitters in markets from our non “Go-To” networks we often add some transmitters back to match or enhance coverage on our “Go-To” networks. The net result is that our overall transmitter base and related cost are being reduced, but our customer coverage is often enhanced in the process.

Beyond 2007, we expect an additional net reduction in sites that will continue to reduce our long-term operating costs.

(4)	Business Goals for 2007

Finally, I thought I would share with you today our four primary business objectives and goals for 2007:

1.	Drive cash flow by supporting a low-cost operating platform

Throughout 2007 we expect to continue to reduce our underlying cost structure. These reductions will come from all areas of operations, but most significantly from our continuing network rationalization efforts.

2.	Preserve Revenue Per Unit

Our customer base continues to become more concentrated around larger customers, who are characterized by a larger number of units in service per account, but due to volume discounting have lower revenue per unit as compared to the smaller volume accounts which are leaving at a faster rate. This concentration has over the past several years had the effect of reducing the Company’s overall average revenue per unit. During 2007, we intend to reinforce the valuable attributes of paging to our customers in order to minimize the effect of our changing customer mix on revenue.

3.	Reduce paging subscriber erosion

We will increase our focus on loyalty programs and other customer care programs in 2007 to affect continued improvement in the rate of subscriber disconnects. At the same time we will continue our focus on sales and marketing to produce high levels of productivity and gross unit placements.

4.	Maximize revenue opportunities around our core business segments, particularly healthcare.

Healthcare customers are the most stable and loyal paging customers, and represent about one-third of our subscriber base. We offer a comprehensive and robust suite of wireless messaging products and services focused on Healthcare and “campus” type environments. We will use these advantages to target additional sales opportunities in the healthcare, government and large enterprise segments in 2007.

With that, I will ask the operator to open up the line for your questions. We would ask you to limit your initial questions to one and a follow-up. After that, we will take additional questions as time allows.... Operator.

Operator: Thank you, sir. If you would like to ask a question, please press star one on your touch-tone telephone. If you are using a speakerphone, please be sure your mute function is turned off to allow your signal to reach our equipment. Again, star one for questions.

We’ll go first to Ed Kressler of Angelo Gordon and Company.

Ed Kressler: Hey guys, good morning. Quarter looks actually pretty good. You know, the sub-trends continue to look good as the net disconnects kind of decrease on an annualized basis. I guess what’s more surprising to me than anything else is that RPU is surprisingly good considering that the customer mix continues to trend towards, you know, we’re having more success with the large customers, but they’re less profitable.

Behind that then what’s going on? I mean are we just seeing the ability to price better as competing services don’t decline in price as much? I’m just trying to figure out, you know, why we seem to have a little bit more pricing power than maybe I would have expected.

Tom Schilling: Yes, this is Tom. Thanks for the question. Actually as I mentioned in my remarks, we constantly are trying to hold the line on a customer by customer basis, but at the same time in the fourth quarter, we did implement some rate increases on the smaller end customers, as well as on some larger resellers, which helped contribute to that overall RPU.

Ed Kressler: Got you. OK, I’ll get back in queue, thanks.

Operator: Thank you. As a reminder,if you’re using a speakerphone, please be sure your mute function is turned off to allow your signal to reach our equipment. Again, star one for any questions. And with none holding, we’ll just pause a moment to allow everyone a final chance to signal by pressing star one.

And we’ll return to Ed Kressler, Angelo Gordon and Company.

Ed Kressler: Hey guys. Maybe I’m the only one here.

Vince Kelly: There were a lot of people here, but please feel free to ask your questions.

Ed Kressler: I’m the only one who’s not shy. You mentioned you took out 1980 transmitters over the, was it full year ’06? What is your, what’s the year-end number of transmitters active? Do you have that?

Vince Kelly: You know, I don’t have that handy right now. But we’ll get you that information.

Ed Kressler: Let me go at it a different way then I guess, what I was really trying to get up again that number was ...

Vince Kelly: Hang on one second. Our controller here is the man with the answer, 13,541.

Tom Schilling: That was the end of 2006.

Ed Kressler: Five hundred, forty-one. OK, and we’re looking at taking out – you had mentioned, you know, you’re looking at taking out like 2200 over the full year ’07.

Vince Kelly: On a net basis.

Ed Kressler: On a net basis.

Vince Kelly: To get the 2200, you end up taking out more than 2200, but you add, as I said earlier, for certain customers, oftentimes, you’ll go and you’ll add some transmitters back, so the net number will be around 2200.

Ed Kressler: OK, so are we looking at, so we’re actually looking at having probably fewer transmitters than at the August meeting for ’07 at the end of the year ...

Vince Kelly: Yes absolutely. And by the way, I should mention that. When we meet with you guys in May at our investor day, we’re going to be, you know, presenting, and we’re going to update all that information ...

Ed Kressler: Yes, that stuff was great. I mean that (packet is still) valuable to me.

Vince Kelly: Yes, we’re going to put a lot of work into it, and we’ll have that information.

Ed Kressler: And can I, I’ll just ask one more while I have you then, the, when we’re looking at the subscriber trends, can you just explain to me, because I haven’t just gone back and verified for myself, but what’s kind of the seasonal nature of disconnects? How does, I guess it’s driven by customer budgets and things like that, but is fourth quarter more of a disconnect period of time for people or how does that play out during the year?

Tom Schilling: Our customer base has gone through changes over the last couple of years, there used to be really distinctive seasonality in the fourth quarter and first quarter, that seemed to be where the largest amount of disconnects were. It doesn’t seem to be quite as pronounced as it used to be. Certainly this year we didn’t see that kind of phenomenon in the fourth quarter as much as we had last year.

So I would tell you that seasonality is starting to wash away a little bit, I think, as we come down to our core business customers.

Ed Kressler: Got you, got you. OK, great, guys. Good job in a tough environment, so thanks very much.

Tom Schilling: Thank you.

Operator: Thank you. We’ll go next to Samir Sangani of Sangani Funds.

Samir Sangani: Hi there guys. I guess there is more than one person on the line. I want to kind of ask kind of a long-term question, and you know, I don’t want exact guidance but just kind of a feel. You said you had about 60 percent of your current subscribers are in your core markets, the government and healthcare and some of the large enterprises. If you’re looking out like five to seven years, do you expect the other 40 percent just to slowly kind of erode to almost zero and then most of that other core segment to still be there, maybe in, you know, 10, 20 percent less? Is that a reasonable expectation, which would imply, you know, maybe around 50 percent the number of subscribers out five, seven years from now?

Vince Kelly: Well the way I look at it, and I mean we’re not going to provide a forecast past what we’ve done for 2007, but talking about it conceptually, I would expect fully that the non-core segments would continue to churn off at a faster rate than core segments. I mean you saw, you know, four tenths of a percent for healthcare in the entire quarter, now that’s close to being flat.

Samir Sangani: Right.

Vince Kelly: That, there’s, you know, roughly 30 percent of the base that on a net basis, is not churning much at all, and we’re putting a lot of effort into that, we would hope to be able to improve that over time. And that’s similar with government and large enterprise, they churn at a larger rate than healthcare, but that’s where we’re really kind of building our focus, so when we’re trying to see what the return is on sales people, putting a lot of effort into training, it really makes sense for us to focus on those three verticals.

We’ll take all the other business we can get, but you’re not going to see a big infrastructure being built and money on the marketing side being spent to go after the non-core segments. There’s smaller regional carriers, and people that can certainly provide service to the smaller companies over time, but from a provider of a national network and with spending dollars on marketing and sales training, we really need to focus it and go focus it on those lower churning, larger customers that will help our cost structure.

So what you’re suggesting is not unreasonable. It’s hard to give you the exact percentages that the base will be, but I mean that would, you know, you’re, I think pretty close to where it’s going to go.

Samir Sangani: OK, I appreciate that. Well I just wanted to know, you know, I’m thinking worst case scenario and maybe 50 percent of the current subscriber base will be there five to seven years out. And you know I just want to know if I’m in the ballpark.

Vince Kelly: Yes, I’m not going to give you a projection, but ...

Samir Sangani: Sure.

Vince Kelly: ... conceptually, you know, what we’re talking about.

Samir Sangani: OK, thanks.

Vince Kelly: All right.

Operator: Thank you. Again, star one for questions. We’ll go to Mark Kaufman of MLK Investment Management.

Mark Kaufman: Good morning, gentlemen, I guess just kind of a broad question about analyst coverage, like (I’ve got) one analyst out there says the stock is going to 11, and I’m just curious, you know, what kind of, you know, other reception you get, you know, from potential, you know, coverage on the street of the company. It certainly is a hard story to tell because everyone loves to see top line growth, and it’s not something that you guys can, you know, peddle right now. So I’m just, you know, curious to see what you guys think about, you know, conceptually about, you know, getting the word out on the company, you know, whether it’s a yield play or, you know, a liquidation play or I’m not quite sure. And, you know, do people ever think about is there any value in the company’s licenses, you know, the airspace you have?

Vince Kelly: I mean this is kind of an open-ended question, Mark. I understand what you’re saying. Our focus, which I want to make clear, and we’ve talked with our board at length about this, but our focus is to run this business as best we can, and our specific focus, our tactical focus for 2007 is on those four items that I just kind of walked through a couple of minutes ago.

We’re not spending a lot of time, you know, talking to analysts or going out and, you know, trying to tell the story. We’re spending a lot of time trying to execute and turn in good numbers with respect to the expectations and the guidance that we give out there. I did see the one report that you talked about. There’s a lot in there I don’t agree with. I think, you know, for the 2007 guidance that we gave, though, it’s probably not that far off from what he had in his model for 2007.

I might have a more optimistic view of outer years from what he had in his model, but you know, who’s to say who’s right? There’s a lot of things that can happen. We certainly see some positive trends, and if those positive trends were to continue or improve, obviously you’ll see a better result over the long-term. But we’re not going out and, you know, sitting down with analysts and spending a lot of time with them while they work on their models and, you know, things such as that.

We’re talking to our shareholders once a quarter on these quarterly calls, and then we have this annual investor day, which is coming up pretty soon, and I encourage you to come to that where we lay out a lot of information. And that’s going to continue to be our, you know, strategy with respect to communicating to our shareholders.

Mark Kaufman: Thanks.

Operator: Any further questions Mr. Kaufman?

Mark Kaufman: No, not at the moment? Well I guess not, not so much a question, but it’s kind of interesting, you know, annualizing your fourth quarter revenue and thinking about where your projections are, you know, clearly you’re looking for, you know, continued slowdown, you know, in the rate of decline. And I imagine, you know, for, well forecasting that out into 2008 as well is a possibility.

Vince Kelly: Yes, I think that’s right.

Mark Kaufman: OK. Yes, OK, sort of the question the last individual had, you know, if so much goes away over time, but it seems as though maybe it’s, I don’t know, a possibility that it’s getting closer to that core base sooner than later.

Vince Kelly: Yes, I mean, you know, we kind of stratify our base between those core segments and do our own forecast on each layer, and, you know, and the aggregate is what you guys hear when we give guidance, but certainly if we saw better trends or saw an improvement that would have, you know, bode much more positive for us than what we’ve given you guys in terms of guidance, but we are assuming that there’s some level of continued improvement here in these trends. And we’re very focused on those segments that have the best characteristics, as you heard.

Mark Kaufman: I guess, and one other question, since I guess the last call, I’m not quite sure, I guess we’ve had a, I’m not quite sure, I know we’ve had a change in the makeup of Congress. I’m not quite sure exactly when the last call was relative to that time, and do you think there is any, you know, more focus on homeland security? Will that have any, potentially any impact, is there something you’re trying to seek out?

Vince Kelly: There’s a lot of focus, a lot of activity. We’re spending a lot of time and effort on it, and we’re hopeful that, you know, it’s kind of a long lead time sales cycle, if you will. But we’re very hopeful that our efforts will pay off.

Scott, do you want to comment on that? Our General Counsel Scott Tollefsen.

Scott Tollefsen: Yes, your question is a good one. A change in the leadership of Congress means a potential reassessment of Congressional priorities. There are some issues that will probably get a fresh look in this Congress in terms of homeland security, and integrated, interoperable communications. Of course we don’t offer the voice element in terms of interoperability, but we offer quite a bit in terms of a redundant, fully independent, backup capability as Vince referred to earlier, to backup broadband systems for wireless communications, as well as our very low price point. We are investigating the needs for wireless communications of various government agencies, and also staying very involved in some of the FCC regulatory proceedings that would affect how robust our industry can remain. And we are very hopeful.

Mark Kaufman: OK, thanks very much.

Operator: Thank you. We’ll go now to Greg Lundberg of Communications Equity.

Greg Lundberg: Hey gentlemen, the ending transmitter count was quite different from the August numbers. It was about 700 lower. You thought you were going to be around 14,245. Where did the extras come out and how has that changed the average cost per transmitter number that you put up, which was $560. Thanks.

Peter Barnett: I don’t believe that the average cost per transmitter changed significantly, but in reality, we have a multi-year plan for taking down and consolidating networks to our go-to frequencies. We take as many transmitters out as we can as long as the load in that market justifies the taking out of transmitters. So we have some markets that actually have fewer pages than we originally projected. We have some markets that have more pages than we originally project, and we take out transmitters as load permits.

We literally are taking out transmitters as fast as we possibly can, and as the changes in our customer base and types of usage of pagers, we will accelerate the plan accordingly. Our goal is to take out as much cost as fast as possible, and go to the go-to channels. The more pagers we put on go-to frequencies, the less we have on other frequencies, the easier it is to take them down.

Vince Kelly: That was Peter Barnett, by the way, our Chief Operating Officer.

Greg Lundberg: And the numbers for ’07 in the August book were 2600, now they’re 2200. Given that there was a little bit of tradeoff there then between 2006 and seven, is the long-term goal that you laid out for ’08, nine, 10 still philosophically what you’re looking at?

Peter Barnett: It is. We actually added more transmitters to free sites, which actually causes a higher number of transmitters, not necessarily a higher cost per transmitter or a higher lease cost in our P&L.

Greg Lundberg: Great, thanks.

Male: Thank you.

Operator: Thank you. With no further questions, I’d like to turn the conference back over to Mr. Vince Kelly for any additional or closing remarks.

Vince Kelly: Well look, thanks very much everyone for joining us today. We’re really looking forward to speaking with you after we release our first quarter results in early May, and then we’re hopeful that you will come to our investor day and/or shareholder meeting in New York on May 16th. Thanks again and have a great day everyone.

Operator: Thank you for your participation. That does conclude today’s conference. You may disconnect at this time.